Exhibit 99.1

Earthstone Energy, Inc. Provides Operations Updates and 2017 Guidance

Combined First Quarter Production of 9,515 Boepd

One Rig Operated Midland Basin 2017 Development Program with a Second Rig to be Deployed in the Fourth Quarter of 2017

The Woodlands, Texas, May 9, 2017 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone”), today provided operations updates, reiterated 2017 guidance and highlighted that it has completed its previously announced business combination with Bold Energy III LLC (“Bold”).  The all-stock transaction was approved by stockholders of Earthstone at a special meeting held on May 9, 2017 and previously approved by members of Bold on November 7, 2016.

First Quarter 2017 Combined Production

Earthstone’s average daily production during the first quarter of 2017 was approximately 4,735 barrels of oil equivalent per day (“Boepd”) (60% oil, 75% liquids) and Bold’s average daily production for first quarter 2017 was approximately 4,780 Boepd (72% oil, 87% liquids).  On a combined basis, first quarter 2017 production was approximately 9,515 Boepd (66% oil, 81% liquids).

Bold Operations Update – Midland Basin (Operated)

Bold brought on-line seven gross (5.9 net) horizontal Wolfcamp A, Upper B and Lower B wells during the first four months of 2017, all of which were completed with its Gen IV design.  On average, these wells had 8,251 foot laterals and were completed with 51 stages (166 foot stage spacing) and 2,267 pounds of proppant per foot.  The highlights of Bold’s recent results are as follows:

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Average peak 30-day initial production (“IP”) rate of 992 Boepd (84% oil), or 120 Boepd per 1,000 feet of lateral, on six wells completed through March 2017.  Bold has an average 83.3% working interest in these wells.

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Encouraging results from Bold’s first three wells using its Gen IV completion design on its TSRH acreage block in its central Reagan County area, all of which when normalized to 7,500 foot laterals are forecast to exceed its 850 MBoe area type curve, with an average peak 30-day IP rate of 989 Boepd (82% oil), or 128 Boepd per 1,000 feet of lateral.

•	Average gross drill, complete and equipment costs for all seven wells was approximately $6.2 million per well, or approximately $5.8 million per well when normalized to a 7,500 foot lateral.
•	Average daily production increased 50% from approximately 3,340 Boepd in December 2016 to approximately 5,010 Boepd in March 2017.
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When normalized to 7,500 foot laterals, all of the 14 wells that Bold has completed with its Gen IV design, which have been brought online between August 2016 and March 2017, are forecast to exceed their respective area type curves of 850 MBoe in its Central Reagan and southeast Reagan County areas and 1,000 MBoe in its west Reagan/Upton and Midland County areas.

Additional commentary on Bold’s recent results by operational area are as follows:

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Central Reagan County:  Bold’s recent three wells on its TSRH acreage block in central Reagan County included two gross (2.0 net) Wolfcamp Lower B wells with an average peak 30-day IP rate of 949 Boepd (84% oil), or 123 Boepd per 1,000 feet of lateral, as well as one gross (1.0 net) Wolfcamp Upper B well with a peak 30-day IP rate of 1,071 Boepd (79% oil), or 139 Boepd per 1,000 feet of lateral.  In addition, Bold also completed one gross (0.5 net) Wolfcamp Upper B well and one gross (0.5 net) Wolfcamp A well on its Block 1 acreage.  These newest wells appear to have production profiles that are very similar to the Wolfcamp A and Wolfcamp Upper B wells that were brought online in November 2016 on the same acreage block.  In particular, the most recent Wolfcamp A well, the Coates B Marathon Unit 3 #1HU, is tracking the production of the prior Wolfcamp A well, as it reached peak production after about 45 days online and is maintaining relatively flat production with a modest peak 30-day IP rate of 589 Boepd (83% oil), or 71 Boepd per 1,000 feet of lateral.  When normalized to a 7,500 foot lateral, the November 2016 Wolfcamp A well on Block 1, the Texaco-Parish Unit 4 #1HU, is currently tracking above Bold’s central Reagan County area type curves in terms of cumulative production due to its flat production profile and is forecast to significantly outperform this area type curve despite its modest peak 30-day IP rate of 76 Boepd per 1,000 feet of lateral.  In total, Bold has drilled and completed seven gross (5.0 net) wells in the Wolfcamp A, Upper B and Lower B with its Gen IV completion design in its central Reagan County acreage, and when normalized to 7,500 foot laterals, all are forecast to exceed its 850 MBoe (69% oil, 86% liquids) area type curve.

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West Reagan / Upton Counties:  Bold recently drilled and completed its first two gross (1.8 net) horizontal wells on its Sinclair prospect in western Reagan County.  The Wolfcamp Lower B at Sinclair is still flowing back after frac while Bold is preparing to flow back its Wolfcamp Upper B well.  In Upton County, the Hamman 30A #2HM (75% working interest, 5,299 foot lateral) began producing from the Wolfcamp Lower B in December 2016 and, when normalized to a 7,500 foot lateral, is outperforming Bold’s 1,000 MBoe (69% oil, 86% liquids) area type curve, with production of approximately 82 MBoe (84% oil) through its first 130 days of production.

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Southeast Reagan County:  The WTG 5-234 #1HM (100% working interest, 9,332 foot lateral) began producing from the Wolfcamp Upper B in January 2017 and, when normalized to a 7,500 foot lateral, is outperforming Bold’s 1,000 MBoe type curve and significantly outperforming its 850 MBoe type curve for southeast Reagan County, with production of approximately 126 MBoe (77% oil) through its first 110 days of production.

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Midland County:  Bold drilled and completed three gross (2.1 net) horizontal wells in Midland County in the Wolfcamp B, Wolfcamp A and Lower Spraberry during November and December 2016 with an average lateral length of 6,343 feet.  When normalized to 7,500 foot laterals, these wells are all forecast to outperform Bold’s 1,000 MBoe type curve for Midland County, with cumulative production per well ranging from 90 MBoe over the first 145 days of production to 110 MBoe over the first 160 days of production.

Bold is completing two gross (1.0 net) additional wells that will be online in late May 2017.  After Bold released its rig in February, Earthstone resumed drilling on the Bold properties under a contract drilling agreement in late April 2017.  Earthstone intends to maintain a single rig program during the remainder of 2017, with plans to add a second rig in the fourth quarter of 2017.

Earthstone Operations Update – Eagle Ford

At the end of March 2017, Earthstone resumed its Eagle Ford development program where it intends to drill and complete 11 gross / 4.8 net wells in southwestern Gonzales County in 2017 at an estimated total net cost of $23.0 million.  Subject to lateral length, gross drilling and completion costs per well are estimated at $5.5 million to $6.5 million.  Average lateral lengths will range between 5,200 feet and 7,300 feet.

2017 Guidance

The following preliminary guidance disclosed herein is subject to potentially significant change due to commodity prices, service and equipment costs, continued results of drilling and completion activities, and general industry conditions.  While the Operated Midland Basin capital expenditure estimate only reflects a one-rig program on Bold’s acreage position, Earthstone currently plans to deploy a second rig late in 2017 to further accelerate drilling and completion activities on Bold’s acreage.

Capital Expenditures	$ millions (Net)	Number of Gross / Net Wells Spudded	Number of Gross / Net Wells On Line
Drilling and Completion:
Operated Midland Basin	70.0	14 / 11.7	14 / 10.7
Non-Operated Midland Basin	11.0	4 / 1.6	2 / 0.8
Operated Eagle Ford	23.0	11 / 4.8	11 / 4.8
Non-Operated Bakken / Other	11.0
Land / Infrastructure	15.0
Total	130.0

2017 Estimated Exit Rate (Boepd)	10,500 – 11,500
2017 Average Production (Boepd)	8,000 – 8,500
% Oil	63%
% Gas	20%
% NGL	17%
Operating Costs
Lease Operating and Workover ($/Boe)	7.00 – 7.50
Production Taxes ($/Boe)	2.25 – 2.50
Cash G&A ($/Boe)	5.50 – 6.00

DD&A ($/Boe)	17.00 – 19.00

Note: Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

Earthstone Management Comments

Frank A. Lodzinski, President and Chief Executive Officer of Earthstone, commented, "We are excited about the impressive results of Bold’s drilling and completion activities using its Gen IV completion design. The last 14 wells that Bold has placed on production are currently exceeding our type-curves.  We believe we will continue to see well productivity and reserve increases from on-going improvements in completion techniques.  As previously mentioned, this transaction is transformative for Earthstone and will allow our shareholders to enjoy the benefits of a larger company with a clear strategic focus directed toward further building our operated asset base in the Permian Basin.  We recognize the attractive economics of the Bold inventory of horizontal Wolfcamp wells, and our primary focus going forward will be to grow our position in the Permian basin via trades, direct leasing, development, and M&A activities.”

Mr. Lodzinski further stated, “We are not changing our preliminary guidance at this time and believe these cost and production targets can be achieved, particularly considering the well performance we are seeing in the Midland Basin.  While our capital budget is subject to change as we fully integrate our activities, it emphasizes our significant shift to the Midland Basin where we currently intend to run one rig constantly on operated acreage and also participate in our non-operated positions.  At this time, we continue to plan for a second operated rig being added in the Midland Basin near year end.  We will further refine our capital budget and guidance for 2017 and 2018 and advise the market as we proceed.”

Earthstone Hedging Update

For 2017, Earthstone has hedged a total of 600,000 Bbls at an average price of $50.38/Bbl and 1,740,000 MMBtu at average price of $2.997/MMBtu.  For 2018, Earthstone has hedged a total of 270,000 Bbls at an average price of $50.70/Bbl and 600,000 MMBtu at average price of $2.907/MMBtu.

Bold Energy III LLC – Transaction Update

The business combination with Bold Energy III LLC (the “Transaction”) closed on May 9, 2017 whereby all of the outstanding membership interests of Bold were transferred to Earthstone Energy Holdings, LLC (“EEH”), a subsidiary of Earthstone, in exchange for 36.1 million shares of Class B Common Stock and 36.1 million units of EEH.  The Transaction was structured in a manner commonly known as an “Up-C.”  At closing, stockholders of Earthstone and members of Bold own approximately 39% and 61%, respectively, of the combined company’s then outstanding Class A and Class B common stock on a combined and fully diluted basis.

The borrowing base for the combined company was increased to $150 million, with current debt outstanding of approximately $70 million.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties.  The Company’s primary assets are located in the Midland Basin of west Texas, the Eagle Ford trend of south Texas, and the Williston Basin of North Dakota.  Earthstone is currently traded on NYSE MKT under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about the expected benefits of the Transaction to Earthstone and its stockholders, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: Earthstone’s ability to integrate its combined operations successfully and achieve anticipated benefits from it; risks relating to any unforeseen liabilities of the combined company; declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Earthstone’s credit agreement; Earthstone’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; Earthstone’s ability to obtain external capital to finance exploration and development operations and acquisitions; the ability to successfully complete any potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; uninsured or underinsured losses resulting from oil and natural gas operations; Earthstone’s ability to replace oil and natural gas reserves; and any loss of senior management or technical personnel. Earthstone’s annual report on Form 10-K for the year ended December 31, 2016, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Scott Thelander

Director of Finance

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

scott@earthstoneenergy.com

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